EXHIBIT 8.1

CHAPMAN AND CUTLER LLP

111 West Monroe Street

Chicago, Illinois 60603

January 15, 2016

First Midwest Bancorp, Inc.

One Pierce Place

Suite 1500

Itasca, Illinois 60143-9768

Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Merger dated as of November 12, 2015 (the “Merger Agreement”) between First Midwest Bancorp, Inc., a Delaware corporation (“FMBI”), and NI Bancshares Corporation, a Delaware corporation (“NIB”), NIB is to merge with and into FMBI with FMBI surviving (the “Merger”).  Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Merger Agreement.

We have acted as special counsel to FMBI in connection with the Merger.  We are providing our opinion regarding certain federal income tax consequences of the Merger for inclusion in the registration statement on Form S-4 of FMBI, as amended, being filed on the date hereof with the Securities and Exchange Commission with respect to the FMBI common stock to be issued to the common stockholders of NIB in connection with the Merger (the “Registration Statement”) being filed concurrently by FMBI with the Securities and Exchange Commission.

For the purpose of rendering our opinion, we have examined and are relying (without any independent investigation or review thereof), with your permission, upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

1.                                      The Merger Agreement;

2.                                      The Registration Statement;

3.                                      The proxy statement/prospectus included in the Registration Statement (the “Proxy Statement/Prospectus”);

4.                                      The representations made to us by FMBI in its letter to us dated January 15, 2016;

5.                                      The representations made to us by NIB in its letter to us dated January 15, 2016; and

6.                                      Such instruments and documents related to the formation, organization and operation of FMBI and NIB and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation, (i) that the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement without the waiver of any material conditions to any party’s obligation to effect the Merger or the waiver of any conditions to any party’s obligation to effect the Merger that could adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) that original Documents (including signatures) are authentic, (iii) that Documents submitted to us as copies conform to the original Documents, (iv) that there has been (or will be by the date of the Merger) due execution and delivery of all Documents where due execution and delivery are prerequisites to the effectiveness of those Documents, (v) that the statements and representations contained in the Documents are accurate, (vi) that covenants and warranties set forth in the Documents will be complied with, (vii) that such Documents are in full force and effect, and (viii) that the Merger will be effective under applicable state law.

Subject to the foregoing and any other assumptions, limitations and qualifications specified herein, it is our opinion that:

1.              For United States federal income tax purposes, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

2.              No gain or loss will be recognized by NIB as a result of the Merger;

3.              No gain or loss will be recognized by NIB as a result of the distribution of common stock of FMBI to common stockholders of NIB;

4.              Gain (but not loss) may be recognized by U.S. common stockholders of NIB who receive FMBI common stock and cash in exchange for common stock of NIB pursuant to the merger, in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the FMBI common stock and cash received by a U.S. common stockholder of NIB exceeds such U.S. holder’s basis in its NIB common stock and (ii) the amount of cash received by such U.S. holder of NIB common stock (except with respect to any cash received instead of fractional share interests in FMBI common stock);

5.              The basis of FMBI common stock received by NIB stockholders in connection with the Merger will, in the aggregate, be the same as the basis, in the aggregate, of NIB stock surrendered by such NIB stockholder in the Merger (after taking into account fractional shares redeemed by such stockholder), adjusted by any gain recognized by the stockholder in the Merger;

6.              The holding period of FMBI common stock received by a NIB stockholder will be determined by including such stockholder’s holding period for NIB common stock exchanged therefor, provided that such stock was held by such stockholder as a capital asset on the date of exchange;

7.              FMBI will not recognize gain or loss as a result of the Merger of NIB with and into FMBI;

8.              The basis of the assets of NIB transferred to FMBI in the Merger will be the same in the hands of FMBI as the basis of such assets in the hands of NIB immediately prior to the transfer, adjusted by any gain recognized by NIB stockholders in the Merger;

9.              The holding periods of the assets of NIB transferred to FMBI in the Merger in the hands of FMBI will include the periods during which such assets were held by NIB; and

10.       FMBI will succeed to and take into account the items of NIB described in Code Section 381(c), including net operating losses and earnings and profits, subject to certain conditions and limitations.

The foregoing opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state, locality or foreign country.  No opinion may be implied or inferred beyond the opinion expressly stated above.

This opinion is rendered as of the date hereof and we undertake no obligation to update, supplement, modify or revise the opinion expressed herein after the date of this letter to reflect any facts or circumstances which may hereafter come to our attention or which may result from any changes in laws or regulations which may hereafter occur.

Our opinion expressed herein is based upon the Code, U.S. Treasury regulations promulgated thereunder, published positions of the Internal Revenue Service and other applicable authorities, administrative pronouncements and judicial authority, all as in effect as of the date hereof.  It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts.  Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court.  Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect.  No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion.  If any of the facts and assumptions pertinent to the United States federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended (“Securities Act”).  We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to us in the section captioned “The Merger—Material Federal Income Tax Consequences of the Merger” therein.  In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/S/ CHAPMAN AND CUTLER LLP